EXHIBIT 3.3

BY- LAWS
As Amended

of

VICON INDUSTRIES, INC.

ARTICLE I - OFFICES

The office of the corporation is to be located in the Town of Oyster Bay, County of Nassau, State of New York. The corporation may also have offices at such other places within or without the State of New York as the board may, from time to time, determine, or the business of the corporation may require.

ARTICLE II - SHAREHOLDERS

1.	PLACE OF MEETINGS.

Meetings of shareholder shall be held at the principal office of the corporation or at such place within or without the State of New York as the board shall authorize.

2.	ANNUAL MEETING.

The annual meeting of the shareholders shall be held at such a place as the Board of Directors shall determine, on a date fixed by the Board of Directors, at 10 a.m. or at such other time as the Board of Directors shall determine, for the purposes of electing directors and of transacting such other business as may properly come before the meeting.

3.	SPECIAL MEETINGS.

Special meetings of the shareholders may be called by the board or by the president and shall be called by the president or the secretary at the request in writing of a majority of the board. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at a special meeting shall be confined to the purposes stated in the notice.

4.	FIXING RECORD DATE.

For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than fifty nor less than ten days before the date of such meeting, nor more than fifty days prior to any other action. If no record date is fixed it shall be determined in accordance with the provisions of law.

5.	NOTICE OF MEETINGS OF SHAREHOLDERS.

Written notice of each meeting of shareholders shall state the purpose or purposes for which the meeting is called, the place, date and hour of the meeting and unless it is the annual meeting, shall indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice shall be given either personally or by mail to each shareholder entitled to vote at such meeting, not less than ten nor more than fifty days before the date of the meeting. If action is proposed to be taken that might entitle shareholders to payment for their shares, the notice shall include a statement of that purpose and to that effect. If mailed, the notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders, or, if he shall have filed with the secretary a written request that notices to him be mailed to some other address, then directed to him at such other address.

6.	WAIVERS.

Notice of meeting need not be given to any shareholder who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

7.	QUORUM OF SHAREHOLDERS.

Unless the certificate of incorporation provides otherwise, the holders of one-third of the shares entitled to vote thereat shall constitute a quorum at a meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or classes, the holders of one-third of the shares of such class or classes shall constitute a quorum for the transaction of such specified item of business.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The shareholders present may adjourn the meeting despite the absence of a quorum.

8.	PROXIES.

Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy.

Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by law.

9.	QUALIFICATION OF VOTERS.

Every shareholder of record shall be entitled at every meeting of shareholders to one vote for every share standing in his name on the record of shareholders, unless otherwise provided in the certificate of incorporation.

10.	VOTE OF SHAREHOLDERS.

Except as otherwise required by statute or by the certificate of incorporation;

(a)	directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election;

(b)	all other corporate action shall be authorized by a majority of the votes cast.

11.	WRITTEN CONSENT OF SHAREHOLDERS.

Any action that may be taken by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon or signed by such lesser number of holders as may be provided for in the certificate of incorporation.

ARTICLE III - DIRECTORS

1.	BOARD OF DIRECTORS.

Subject to any provision in the certificate of incorporation the business of the corporation shall be managed by its board of directors, each of whom shall be at least 21 years of age and need not be shareholders.

2.	NUMBER AND TERMS.

The number of directors which shall constitute the whole Board of Directors shall, at all times when the corporation shall have three or more shareholders, be not less than three nor more than ten. When all the shares of the corporation are owned by fewer than three shareholders, the number of directors may be less than three but not less than the number of shareholders. Within the limits specified above, the number of directors shall be determined by resolution of the Board of Directors. Unless otherwise determined by the Board of Directors, the number of directors shall be nine. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors one class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 1988, another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 1989, and another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 1990, with the members of each class to hold office until their successors are elected and qualified. At each Annual Meeting of the Shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.

3.	ELECTION AND TERM OF DIRECTORS.

At each Annual Meeting of Shareholders, the shareholders shall elect the directors of the corporation. Each director shall hold office until the expiration of the term for which he is elected and until his successor has been elected and qualified, or until his prior resignation or removal.

4.	NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.	REMOVAL OF DIRECTORS.

Any director may be removed from office, with cause, by the affirmative vote of the holders of record of a majority of the combined voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and may be removed without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

6.	RESIGNATION.

A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

7.	QUORUM OF DIRECTORS.

Unless otherwise provided in the certificate of incorporation, a majority of the entire board shall constitute a quorum for the transaction of business or of any specified item of business.

8.	ACTION OF THE BOARD.

Unless otherwise required by law, the vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the board. Each director present shall have one vote regardless of the number of shares, if any, which he may hold.

9.	PLACE AND TIME OF BOARD MEETINGS.

(a)    The board may hold its meetings at the office of the corporation or at such other places, either within or without the State of New York, as it may from time to time determine.

(b)    Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

10.	REGULAR ANNUAL MEETING.

A regular annual meeting of the board shall be held immediately following the annual meeting of shareholders at the place of such annual meeting of shareholders.

11.	NOTICE OF MEETINGS OF THE BOARD, ADJOURNMENT.

(a)Regular meetings of the board may be held without notice at such time and place as it shall from time to time determine. Special meetings of the Board of Directors may be called by the President upon 24 hours' notice to each director either personally or by telegraphic, cable or written notice, duly served on or sent or mailed to each director; special meetings shall be called by the President or by the Secretary in a like manner on written request of two directors. Notice of a meeting need not be given to any director who submits a waiver of notice whether before or after the meeting or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to him.

(b)A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Notice of the adjournment shall be given all directors who were absent at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.

12.	CHAIRMAN.

At all meetings of the board the president, or in his absence, a chairman chosen by the board shall preside.

13.	EXECUTIVE AND OTHER COMMITTEES.

The board, by resolution adopted by a majority of the entire board, may designate from among its members an executive committee and other committees, each consisting of three or more directors. Each such committee shall serve at the pleasure of the board.

14.	COMPENSATION.

No compensation shall be paid to directors, as such, for their services, but by resolution of the board a fixed sum and expenses for actual attendance, at each regular or special meeting of the board may be authorized. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

ARTICLE IV - OFFICERS

1.	OFFICES, ELECTION, TERM.

(a)Unless otherwise provided for in the certificate of incorporation, the board may elect or appoint a president, one or more vice-presidents, a secretary and a treasurer, and such other officers as it may determine, who shall have such duties, powers and functions as hereinafter provided.

(b)All officers shall be elected or appointed to hold office until the meeting of the board following the annual meeting of shareholders.

(c)Each officer shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified.

2.	REMOVAL, RESIGNATION, SALARY, ETC.

(a)Any officer elected or appointed by the board may be removed by the board with or without cause.

(b)In the event of the death, resignation or removal of an officer, the board in its discretion may elect or appoint a successor to fill the unexpired term.

(c)Any two or more offices may be held by the same person, except the offices of president and secretary.

(d)The salaries of all officers shall be fixed by the board.

(e)The directors may require any officer to give security for the faithful performance of his duties.

3.	PRESIDENT.

The president shall be the chief executive officer of the corporation; he shall preside at all meetings of the shareholders and of the board; he shall have the management of the business of the corporation and shall see that all orders and resolutions of the board are carried into effect.

4.	VICE-PRESIDENTS.

During the absence or disability of the president, the vice-president, or if there are more than one, the executive vice-president, shall have all the powers and functions of the president. Each vice-president shall perform such other duties as the board shall prescribe.

5.	SECRETARY.

The secretary shall:

(a)attend all meetings of the board and of the shareholders;

(b)record all votes and minutes of all proceedings in a book to be kept for that purpose;

(c)give or cause to be given notice of all meetings of shareholders and of special meetings of the board;

(d)keep in safe custody the seal of the corporation and affix it to any instrument when authorized by the board;

(e)when required, prepare or cause to be prepared and available at each meeting of shareholders a certified list in alphabetical order of the names of shareholders entitled to vote thereat, indicating the number of shares of each respective class held by each;

(f)keep all the documents and records of the corporation as required by law or otherwise in a proper and safe manner.

(g)perform such other duties as may be prescribed by the board.

6.	ASSISTANT-SECRETARIES.

During the absence or disability of the secretary, the assistant-secretary, or if there are more than one, the one so designated by the secretary or by the board, shall have all the powers and functions of the secretary.

7.	TREASURER.

The treasurer shall:

(a)have the custody of the corporate funds and securities;

(b)keep full and accurate accounts of receipts and disbursements in the corporate books;

(c)deposit all money and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the board;

(d)disburse the funds of the corporation as may be ordered or authorized by the board and preserve proper vouchers for such disbursements;

(e)render to the president and board at the regular meetings of the board, or whenever they require it, an account of all his transactions as treasurer and of the financial condition of the corporation;

(f)render a full financial report at the annual meeting of the shareholders if so requested;

(g)be furnished by all corporate officers and agents at his request, with such reports and statements as he may require as to all financial transactions of the corporation;

(h)perform such other duties as are given to him by these by-laws or as from time to time are assigned to him by the board or the president.

8.	ASSISTANT-TREASURER.

During the absence or disability of the treasurer, the assistant-treasurer, or if there are more than one, the one so designated by the secretary or by the board, shall have all the powers and functions of the treasurer.

9.	SURETIES AND BONDS.

In case the board shall so require, any officer or agent of the corporation shall execute to the corporation a bond in such sum and with such surety or sureties as the board may direct, conditioned upon the faithful performance of his duties to the corporation and including responsibility for negligence and for the accounting for all property, funds or securities of the corporation which may come into his hands.

ARTICLE V - FORM OF SHARES

1.	UNCERTIFICATED SHARES.

Except as otherwise may be provided in a resolution approved by the board, all shares of capital stock of the corporation shall be uncertificated shares. Notwithstanding the foregoing, shares represented by a certificate on December 31, 2007 shall be certificated shares until such certificate is surrendered to the corporation for transfer, cancellation or otherwise.

2.	TRANSFERS.

Transfers of stock shall be made only on the books of the corporation, and only upon receipt of proper written transfer instructions from the registered holder of the shares or by such person's attorney and upon payment of all necessary transfer taxes and compliance with the procedures required by the board for transferring shares in uncertified form, and in addition, in the case of outstanding certificated shares, such instructions shall also be accompanied by the certificate for such shares or (if such certificate is lost) such other proof of ownership and indemnity against any third party's claim to such shares, as the board may require.

3.	CLOSING TRANSFER BOOKS.

The board shall have the power to close the share transfer books of the corporation for a period of not more than ten days during the thirty day period immediately preceding (1) any shareholders' meeting, or

(2) any elate upon which shareholders shall be called upon to or have a right to take action without a meeting, or (3) any date fixed for the payment of a dividend or any other form of distribution, and only those shareholders of record at the time the transfer books are closed, shall be recognized as such for the purpose of (1) receiving notice of or voting at such meeting, or (2) allowing them to take appropriate action, or (3) entitling them to receive any dividend or other form of distribution.

ARTICLE VI - DIVIDENDS

Subject to the provisions of the certificate of incorporation and to applicable law, dividends on the outstanding shares of the corporation may be declared in such amounts and at such time or times as the board may determine. Before payment of any dividend, there may be set aside out of the net profits of the corporation available for dividends such sum or sums as the board from time to time in its absolute discretion deems proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the board shall think conducive to the interests of the corporation, and the board may modify or abolish any such reserve.

ARTICLE VII - CORPORATE SEAL

The seal of the corporation shall be circular in form and bear the name of the corporation, the year of its organization and the words "Corporate Seal, New York." The seal may be used by causing it to be impressed directly on the instrument or writing to be sealed, or upon adhesive substance affixed thereto. The seal on the certificates for shares or on any corporate obligation for the payment of money may be a facsimile, engraved or printed.

ARTICLE VIII - EXECUTION OF INSTRUMENTS

All corporate instruments and documents shall be signed or countersigned, executed, verified or acknowledged by such officer or officers or other person or persons as the board may from time to time designate.

ARTICLE IX - FISCAL YEAR

The fiscal year shall begin the first day of October in each year.

ARTICLE X - REFERENCES TO CERTIFICATE OF INCORPORATION

Reference to the certificate of incorporation in these by-laws shall include all amendments thereto or changes thereof unless specifically excepted.

ARTICLE XI - BY-LAW CHANGES

AMENDMENT, REPEAL, ADOPTION, ELECTION OF DIRECTORS.

(a)Except as otherwise provided in the certificate of incorporation the by-laws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. By-laws may also be amended, repealed or adopted by the board but any by-law adopted by the board may be amended by the shareholders entitled to vote thereon as hereinabove provided.

(b)If any by-law regulating an impending election of directors is adopted, amended or repealed by the board, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the by-law so adopted, amended or repealed, together with a concise statement of the changes made.

ARTICLE XII - INDEMNIFICATION

The corporation shall, to the fullest extent permitted by law as amended from time to time, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil or criminal (and whether or not by or in the right of the corporation or of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise), by reason of the fact that such person, his testator or intestate, is or was a director or officer of the corporation or served any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, provided that (i) no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled: (ii) no indemnification shall be required in connection with the settlement of any pending or threatened action or proceeding, or any other disposition thereof except a final adjudication, unless the corporation has consented to such settlement or other disposition, and (iii) the corporation shall not be obligated to indemnify any person by reason of the adoption of this Article if and to the extent such person is entitled to be indemnified under a policy of insurance as such policy would apply in the absence of the adoption of this Article.

Reasonable expenses, including attorneys' fees, incurred in defending any action or proceeding, whether threatened or pending, shall be paid or reimbursed by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such, amount to the corporation to the extent, if any, such person is ultimately found not to be entitled to indemnification.

Notwithstanding any other provision thereof, no amendment or repeal of this Article or any other corporate action or agreement which prohibits or otherwise limits the right of any person to indemnification or advancement or reimbursement of expenses hereunder, shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of any alleged or actual act or omission occurring prior to such 60th day.

The corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights of indemnification and advancement and reimbursement of reasonable expenses, including attorneys' fees, to the extent permitted by law, but the corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Article or otherwise.

For purposes of this Article, the term “the corporation” shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions. For purposes of this Article, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

The rights granted pursuant to or provided by the foregoing provisions of this Article shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which such person may otherwise be entitled by law, contract or otherwise.